Exhibit 10.4

MIRANT CORPORATION

CHANGE IN CONTROL SEVERANCE PLAN

MIRANT CORPORATION

CHANGE IN CONTROL SEVERANCE PLAN

ARTICLE 1

PURPOSE AND TERM

1.1           Purpose.  The Board of Directors of the Company has determined that it is in the best interests of the Company and its stockholders to assure that the Company will have the continued dedication of certain key employees, notwithstanding the possibility, threat or occurrence of a Change in Control of the Company.  The Board believes it is imperative to diminish the inevitable distraction of such key employees by virtue of the personal uncertainties and risks created by a threatened or pending Change in Control, and to encourage the key employees’ full attention and dedication to the Company currently and in the event of any threatened or pending Change in Control, and to provide the key employees with compensation and benefits arrangements upon a Change in Control.  Therefore, in order to accomplish these objectives, the Board has caused the Company to adopt this Plan.

The Plan is intended to qualify under Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA as an unfunded plan maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees.

1.2           Term.  The Plan shall generally be effective as of the Effective Date, subject to amendment from time to time in accordance with Section 7.2.  The Plan shall continue until terminated pursuant to Article 7 of the Plan.

ARTICLE 2

DEFINITIONS

                As used herein, the following words and phrases shall have the following meanings:

2.1           “Affiliate” means any corporation or other entity (including, but not limited to, a partnership or a limited liability company) that is affiliated with the Company through stock or equity ownership or otherwise, and is designated as an Affiliate for purposes of this Plan by the Committee.

2.2           “Base Salary” means the amount a Participant is entitled to receive as wages or salary on an annualized basis as in effect immediately prior to a Change in Control or, if greater, at any time thereafter, in each case without reduction for any pre-tax contributions to benefit plans.  Base Salary does not include bonuses, commissions, overtime pay or income from stock options, stock grants or other incentive compensation.

2.3           “Board” means the Board of Directors of the Company.

2.4           “Cause” as a reason for a Participant’s termination of employment means any of the following acts by the Participant, as determined by the Chief Executive Officer of the Company in the case of Tier II and III Employees and by the Board in the case of Tier I Employees: gross neglect of duty, prolonged absence from duty without the consent of the Company, intentionally engaging in any activity that is in conflict with or adverse to the business or other interests of the Company, or illegal conduct or willful misconduct, misfeasance or malfeasance of duty which is reasonably determined to be detrimental to the Company.

2.5           “Change in Control” means the occurrence of any of the following events:

(a)           Any “person” (as that term is used in Sections 13 and 14(d)(2) of the Securities Exchange Act) becomes the beneficial owner (as that term is used in Section 13(d) of the Securities Exchange Act), directly or indirectly, of fifty percent (50%) or more of the Company’s capital stock entitled to vote in the election of directors;

(b)           Persons who, immediately prior to the Effective Date, constitute the Board (the “Incumbent Directors”) cease for any reason, including, without limitation, as a result of a tender offer, proxy contest, merger or similar transaction, to constitute at least a majority thereof, provided that any person who becomes a director of the Company subsequent to the Effective Date shall be considered an Incumbent Director if such person’s election or nomination for election was approved by a vote of at least two-thirds (2/3) of the Incumbent Directors; but provided further that any such person whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of members of the Board or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board, including by reason of agreement intended to avoid or settle any such actual or threatened contest or solicitation, shall not be considered an Incumbent Director;

(c)           Consummation of a reorganization, merger, consolidation, sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), in each case, unless, following such Business Combination, all or substantially all of the individuals and entities who were the beneficial owners of outstanding voting securities of the Company immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the company resulting from such Business Combination (including, without limitation, a company which, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the outstanding voting securities of the Company; and

(d)           Approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

2.6           “Code” means the Internal Revenue Code of 1986, as amended from time to time, and includes a reference to the underlying proposed or final regulations.

2.7           “Committee” means the Compensation Committee of the Board.

2.8           “Company” means Mirant Corporation, or its successor as provided in Section 8.7.

2.9           “Disability” has the same meaning assigned such term in the Company’s long-term disability plan, as in effect from time to time, or if no such plan is in effect, “Disability” means Permanent and Total Disability as defined in Section 22(e)(3) of the Code.

2.10         “Effective Date” means May 8, 2006.

2.11         “Employee” means any regular, full-time or part-time employee of the Company or any Affiliate.  Where the context requires in connection with a Participant who is employed directly by an Affiliate, the term “Company” as used herein includes such Affiliate.

2.12         “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

2.13         “Good Reason” means, as a reason for a Participant’s resignation from employment, the occurrence of any of the following after a Change in Control:

(a)           a material reduction by the Company in the Participant’s Base Salary or Target Annual Bonus, as in effect immediately prior to the Change in Control, as the same may be increased from time to time (it being understood that a Participant shall not have a basis to resign for Good Reason if (i) such reduction is part of a less than 5% across-the-board reduction in base salary rate or target annual bonus opportunity similarly affecting at least 95% of all Employees of the Company, or (ii) no bonus is paid, or the amount of the bonus is reduced, as a result of the failure of the Participant or the Company to achieve applicable performance targets for such bonus);

(b)           Failure by the Company (a) to continue in effect any compensation plan in which the executive participates that is material to total compensation, unless an equitable arrangement has been made with respect to such plan, or (b) to continue the Participant’s participation therein on a basis not materially less favorable, both in terms of the amount of benefits provided and the level of the

Participant’s participation relative to other participants

(c)           the assignment to the Participant of duties materially inconsistent with his or her position, duties or responsibilities as in effect immediately prior to Change in Control, or any other action by the Company which results in a material diminution in such position, duties or responsibilities, excluding for this purpose (i) a change in title or reporting relationship alone, and (ii) an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Participant;

(d)           the failure of the Company to comply with and satisfy its obligations under Section 8.7 of this Plan

(e)           a requirement that the Participant move his or her principal place of business to a location that is (i) more than 50 miles from the location at which the Participant was stationed immediately prior to a Change in Control, and (ii) farther from the Participant’s primary residence than was the location at which the Participant was stationed immediately prior to the Change in Control.

2.14         “Participant” means any Employee designated by the Committee as a participant in the Plan.

2.15         “Plan” means this Mirant Corporation Change in Control Severance Plan.

2.16         “Severance Benefits” mean the benefits payable in accordance with Article 4 of the Plan.

2.17         “Target Annual Bonus” means, with respect to any Participant, the higher of (x) the Participant’s target bonus opportunity under the annual bonus plan applicable to the Participant immediately prior to the Change in Control, provided that if no target bonus opportunity has been established for such year under such plan, the year immediately preceding the year in which the Change in Control occurs, or (y) the Participant’s target bonus opportunity under the annual bonus plan applicable to the Participant in effect at any time after the Change in Control.

2.18         “Termination Date” means the date of the termination of a Participant’s employment with the Company as determined in accordance with Article 6.

2.19         “Tier Level” means a Participant’s designation as a Tier I, Tier II or Tier III Employee, as described in Section 3.1.

ARTICLE 3

ELIGIBILITY

3.1           Participation.  The Committee or the Board shall designate from time to time those Employees or classes of Employees who are Participants in the Plan.  In the

event the Committee or the Board designates certain Participants by job title, position, function or responsibilities, an Employee who is appointed to such a position after the Effective Date of this Plan shall be a Participant upon the date he or she begins his or her duties in such position, unless otherwise determined by the Committee or the Board.  The Committee or the Board shall designate each Participant in the Plan as a Tier I, Tier II or Tier III Employee.  Exhibit A, attached hereto and made a part hereof, sets forth the initial Participants and their respective Tier Levels, which may be amended by the Committee or the Board at any time prior to a Change in Control to add or remove individual Participants or classes of Participants or to change Tier Level classifications; provided, however, that the removal of individual Participants or classes of Participants from the Plan, or any change in Tier Level classification to a lower Tier Level with respect to any individual Participant or class of Participants shall not be effective for at least 12 months after the date of the Committee or Board action.  If a Change in Control occurs during such 12-month period, any such action to remove individual Participants or classes of Participants or to place individual Participants or classes of Participants in a lower Tier Level shall be null and void.

3.2           Duration of Participation.  Subject to Article 4 and Article 7, an Employee shall cease to be a Participant in the Plan if (i) his or her employment is terminated under circumstances in which he or she is not entitled to Severance Benefits under the terms of this Plan, or (ii) prior to a Change in Control, he or she ceases to be among the class of employees designated by the Committee or the Board as Participants. Notwithstanding the foregoing, a Participant who has terminated employment and is entitled to Severance Benefits under Section 4.1 shall remain a Participant in the Plan until the full amount of the Severance Benefits and any other amounts payable under the Plan have been paid to the Participant.

ARTICLE 4

SEVERANCE BENEFITS

4.1           Right to Severance Benefits.

(a)           A Participant shall be entitled to receive from the Company Severance Benefits in the amount provided in Section 4.2 if, within the two-year period following a Change in Control, (i) the Participant’s employment with the Company or any Affiliate is terminated by the Company without Cause (other than by reason of the Participant’s death or Disability) or (ii) the Participant’s employment is terminated by the Participant for Good Reason within a period of 90 days after the occurrence of the event giving rise to Good Reason.

(b)           If a Change in Control occurs and (i) a Participant’s employment with the Company or any Affiliate was terminated by the Company without Cause (other than by reason of the Participant’s death or Disability) prior to the date of the Change in Control or (ii) an action was taken with respect to the Participant prior to the date of the Change in Control that would have constituted Good

Reason if taken after a Change in Control, and the Participant can reasonably demonstrate that such termination or action, as applicable, occurred at the request of a third party who had taken steps reasonably calculated to effect the Change in Control, then the termination or action, as applicable, will be treated for all purposes of this Plan as having occurred immediately following the Change in Control and such former Participant shall be entitled to the benefits of the Plan accordingly.

(c)           Notwithstanding anything to the contrary, no Severance Benefits shall be provided to a Participant unless the Participant has executed and not revoked a release in substantially the form attached hereto as Exhibit B (the “Release”).

4.2           Amount of Severance Benefits.  If a Participant’s employment is terminated in circumstances entitling him or her to Severance Benefits as provided in Section 4.1, then:

(a) the Company shall pay to the Participant in a single lump sum cash payment within 30 days after the Termination Date or such later date as may be required by Section 4.5 of the Plan, the aggregate of the following amounts:

(i)            the sum of (x) the Participant’s Base Salary through the Termination Date to the extent not theretofore paid, (y) the product of (A) the Participant’s Target Annual Bonus for the year in which the Termination Date occurs, and (B) a fraction, the numerator of which is the number of days in the current fiscal year through the Termination Date, and the denominator of which is 365, and (z) any accrued vacation pay to the extent not theretofore paid; and

(ii)           a severance payment equal to three times, in the case of a Tier I Employee, or two times, in the case of a Tier II Employee, or one times, in the case of a Tier III Employee, the sum of (x) the Participant’s Base Salary and (y) the Target Annual Bonus for the year in which the Termination Date occurs; and

(iii)          a payment equal to the cost to the Company to provide certain group health benefits sponsored by Company and maintained by the Participant on the Termination Date.  The amount payable under this Section 4.2(a)(iii) shall be calculated based on the monthly cost to the Company (exclusive of any portion of the cost paid by the employee) to provide the same level of coverage of such group health benefits maintained by the Participant as of the Termination Date for 36 months, in the case of a Tier I Employee, or 24 months, in the case of a Tier II Employee, or 12 months, in the case of a Tier III Employee.  For purposes of this Section 4.2(a)(iii), group health benefits means any of the following: group medical, dental, vision, and/or prescription drug benefits.

The cost of such group health coverage is based on the monthly premium charged to the Company for such coverage on the Termination Date by an insurance carrier if such benefit is provided pursuant to an insurance contract issued by an insurance carrier to the Company.  If the coverage is self-insured by the Company, the cost will be the monthly cost as determined by the Company in accordance with reasonably acceptable means (for self-insured group health, the cost shall equal the “applicable premium” under COBRA for such benefits for the year in which the Termination Date occurs).  The Participant will be entitled to make an election to continue group health benefits in accordance with the terms of the various group health plans.

(b)  all of the Participants stock options and other equity awards in the nature of rights that may be exercised shall become fully vested and exercisable and the post-termination exercise period shall be governed by the agreements evidencing such awards, and all restrictions on any other outstanding equity awards shall lapse; and

(c)  to the extent not theretofore paid or provided, the Company shall timely pay or provide to the Participant any other amounts or benefits required to be paid or provided or which the Participant is eligible to receive under any plan, program, policy or practice or contract or agreement of the Company and its affiliated companies.

4.3           Non-Duplication of Benefits.  This Plan is not intended to supersede any other plan, program, arrangement or agreement providing a Participant with severance or related benefits in the case of termination of employment following a Change in Control.  In the event that a Participant becomes entitled to receive benefits under this Plan and any such benefit duplicates a benefit that would otherwise be provided under any other plan, program, arrangement or agreement as a result of the Participant’s termination of employment, then the Participant shall be entitled to receive the greater of the benefit available under the Plan, on the one hand, and the benefit available under such other plan, program, arrangement or agreement, on the other.

4.4           Full Settlement; No Mitigation.  The Company’s obligation to make the payments provided for under this Plan and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Participant or others.  In no event shall the Participant be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Participant under any of the provisions of this Agreement and such amounts shall not be reduced whether or not the Participant obtains other employment.

4.5           Code Section 409A.  Notwithstanding the foregoing provisions of this Article 4, to the extent required to comply with Section 409A of the Code, amounts and benefits to be paid under this Article 4 shall be delayed to the six month anniversary of the date of the Participant’s separation from service, within the meaning of Code Section 409A.

ARTICLE 5

EFFECT OF SECTIONS 280G AND 4999 OF THE CODE

5.1           Certain Additional Payments by the Company.  This Section 6.1 shall be applicable to all Tiers of Employee Participants.

(a)           Anything in this Plan to the contrary notwithstanding and except as set forth below, in the event it shall be determined that any benefit, payment or distribution by the Company to or for the benefit of a Tier I and Tier II Employee Participant (whether paid or payable or distributed or distributable pursuant to the terms of this Plan or otherwise, but determined without regard to any additional payments required under this Section 5.1) (such benefits, payments or distributions are hereinafter collectively referred to as “Payments”) would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by the Participant with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then the Participant shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by the Participant of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, the Participant retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments with a maximum benefit of $2 million.

Notwithstanding the foregoing provisions of this Section 5.1(a), if the Parachute Value (as defined below) of all Payments does not exceed 110% of the Participant’s Safe Harbor Amount (as defined below), then the Company shall not pay the Participant a Gross-Up Payment, and the Payments due under this Plan shall be reduced so that the Parachute Value of all Payments, in the aggregate, equals the Safe Harbor Amount; provided, that if even after all Payments due under this Plan are reduced to zero, the Parachute Value of all Payments would still exceed the Safe Harbor Amount, then no reduction of any Payments shall be made and the Gross-Up Payment shall be made.  The reduction of the Payments due hereunder, if applicable, shall be made in such a manner as to maximize the economic present value of all Payments actually made to the Participant, determined by an independent, nationally recognized accounting firm or compensation consulting firm (the “Determination Firm”) for purposes of Section 280G of the Code using the discount rate required by Section 280G(d)(4) of the Code.  For purposes of this Section 5.1, the “Parachute Value” of a Payment means the present value as of the date of the change of control for purposes of

Section 280G of the Code of the portion of such Payment that constitutes a “parachute payment” under Section 280G(b)(2) of the Code, as determined by the Determination Firm for purposes of determining whether and to what extent the Excise Tax will apply to such Payment.  For purposes of this Section 5.1, the Participant’s “Safe Harbor Amount” means one dollar less than three times the Participant’s “base amount” within the meaning of Section 280G(b)(3) of the Code.

(b)           Subject to the provisions of Section 5.1(c), all determinations required to be made under this Section 5.1, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be used in arriving at such determination, shall be made the Determination Firm which shall provide detailed supporting calculations both to the Company and the Participant within 15 business days of the receipt of notice from the Participant that there has been a Payment, or such earlier time as is requested by the Company.  All fees and expenses of the Determination Firm shall be borne solely by the Company.  Any Gross-Up Payment, as determined pursuant to this Section 5.1, shall be paid by the Company to the Participant within five days of the receipt of the Determination Firm’s determination.  Any determination by the Determination Firm shall be binding upon the Company and the Participant; provided that if, the Determination Firm’s initial determination to the contrary notwithstanding, the Internal Revenue Service (or other applicable taxing authority) determines that an additional Excise Tax is due with respect to the Payments, the Determination Firm shall recalculate the amount of the Gross-Up Payment based upon the determinations made by the Internal Revenue Service (or other applicable taxing authority) after taking into account any additional interest and penalties (the “Recalculated Amount”) and the Company shall pay to the Participant, within 5 days of the receipt of the Determination Firm’s recalculation the Gross-Up Payment, the excess of the Recalculated Amount over the Gross-Up Payment initially paid to the Participant.  As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Determination Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made (“Underpayment”), consistent with the calculations required to be made hereunder.  In the event that the Company exhausts its remedies pursuant to Section 5.1(c) and the Participant thereafter is required to make a payment of any Excise Tax, subject to the maximum, the Determination Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Participant, together with interest, from the time of payment by the Participant of such Excise Tax, at the applicable Federal rate provided for in Section 7872(f)(2) of the Code.

(c)           The Participant shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment.  Such notification shall be given as soon as practicable but no later than ten business days after the Participant is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid.  The Participant shall not pay such claim prior to the expiration of the 30-day period following the date on which it gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due).  If the Company notifies the Participant in writing prior to the expiration of such period that it desires to contest such claim, the Participant shall:

(i)  give the Company any information reasonably requested by the Company relating to such claim,

(ii)  take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company, and designating such attorney as authorized to act on the Participant’s behalf with respect to such examination, if necessary, through a power of attorney,

(iii)  cooperate with the Company in good faith in order effectively to contest such claim, and

(iv)  permit the Company to participate in any proceedings relating to such claim;

provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Participant harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses.  Without limitation of the foregoing provisions of this Section 5.1(c), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Participant to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Participant agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Participant to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Participant, on an interest-free basis and shall indemnify and hold the Participant harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Participant with respect to which such contested amount is claimed to be due is limited solely to such contested amount.  Furthermore, the Company’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Participant shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

(d)           If, after the receipt by the Participant of an amount advanced by the Company pursuant to Section 5.1(c), the Participant becomes entitled to receive any refund with respect to such claim, the Participant shall (subject to the Company’s complying with the requirements of Section 5.1(c)) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto).  If, after the receipt by the Participant of an amount advanced by the Company pursuant to Section 5.1(c), a determination is made that the Participant shall not be entitled to any refund with respect to such claim and the Company does not notify the Participant in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

ARTICLE 6

TERMINATION OF EMPLOYMENT

6.1           Written Notice Required.  Any purported termination of employment, whether by the Company or by the Participant, shall be communicated by written notice to the other (a “Notice of Termination”).

6.2           Termination Date.  In the case of the Participant’s death, the Participant’s Termination Date shall be his or her date of death.  In all other cases, the Participant’s Termination Date shall be the date specified in the Notice of Termination subject to the following:

(a)           If the Participant’s employment is terminated by the Company for Cause or due to Disability, the date specified in the Notice of Termination shall be at least 30 days from the date the Notice of Termination is given to the Participant, provided that in the case of Disability, the Participant shall not have returned to the full-time performance of his or her duties during such period of at least 30 days; and

(b)           If the Participant terminates his or her employment for Good Reason, the date specified in the Notice of Termination shall not be more than 60 days from the date the Notice of Termination is given to the Company.

ARTICLE 7

DURATION, AMENDMENT AND TERMINATION, CLAIMS

7.1           Duration.  The Plan shall become effective as of the Effective Date.  The Board may terminate the Plan as of any date that is at least 12 months after the date of the Board’s action.  If a Change in Control occurs during such 12-month period, this Plan shall continue in full force and effect and shall not terminate or expire until after all Participants who become entitled to any payments hereunder shall have received such payments in full.

7.2           Amendment and Termination.  Subject to the following sentence, the Plan may be amended from time to time in any respect by the Board; provided, however, in the event that a Change in Control occurs within one year following an amendment to the Plan that would adversely affect the rights or potential rights of Participants, the amendment will not be effective.  In anticipation of or on or following a Change in Control, the Plan shall no longer be subject to amendment, change, substitution, deletion, revocation or termination in any respect which adversely affects the rights of Participants without the consent of each Participant so affected.  For the avoidance of doubt, removal of a Participant as a Participant (other than as a result of the Participant ceasing to be an Employee) or a decrease in the Participant’s Tier Level shall be deemed to be an amendment of the Plan which adversely affects the rights of the Participant.

7.3           Form of Amendment.  The form of any amendment or termination of the Plan shall be a written instrument signed by a duly authorized officer or officers of the Company, certifying that the amendment or termination has been approved by the Board. An amendment of the Plan in accordance with the terms hereof shall automatically effect a corresponding amendment to all Participants’ rights and benefits hereunder. A termination of the Plan shall in accordance with the terms hereof automatically effect a termination of all Participants’ rights and benefits hereunder.

7.4           Claims Procedure.

(a)           A Participant may file a claim with respect to amounts asserted to be due hereunder by filing a written claim with the Committee specifying the nature of such claim in detail.  The Committee shall notify the claimant within 60 days as to whether the claim is allowed or denied, unless the claimant receives written notice from the Committee prior to the end of the 60 day period stating that special circumstances require an extension of time for a decision on the claim, in which case the period shall be extended by an additional 60 days.  Notice of the Committee’s decision shall be in writing, sent by mail to the Participant’s last known address and, if the claim is denied, such notice shall (i) state the specific reasons for denial, (ii) refer to the specific provisions of the Plan upon which such denial is based, and (iii) if applicable, describe any additional information or material necessary to perfect the claim, an explanation of why such information or material is necessary, and an explanation of the review procedure in Section 7.4(b).

(b)           A claimant is entitled to request a review of any denial of his claim under Section 7.4(a).  The request for review must be submitted to the Committee in writing within 60 days of mailing by the Committee of notice of the denial.  Absent a request for review within the 60 day period, the claim will be deemed conclusively denied.  The claimant or his representative shall be entitled to review all pertinent documents, and to submit issues and comments orally and in writing to the Committee.  The review shall be conducted by the Committee, which shall afford the claimant a hearing and which shall render a decision in writing within 60 days of a request for a review, provided that, if the Committee determines prior to the end of such 60 day review period that special circumstances require an extension of time for the review and decision of the denial, the period for review and decision on the denial shall be extended by an additional 60 days.  The claimant shall receive written notice of the Committee’s review decision, together with specific reasons for the decision and reference to the pertinent provisions of the Plan.

ARTICLE 8

MISCELLANEOUS

8.1           Legal Fees and Expenses.  The Company shall reimburse all legal fees and related expenses (including the costs of experts, evidence and counsel) reasonably and in good faith incurred by a Participant if the Participant prevails on a material issue with respect to his or her claim for relief in an action by the Participant to obtain or enforce any right or benefit provided by this Plan.

8.2           Employment Status. This Plan does not constitute a contract of employment or impose on the Participant or the Company any obligation to retain the Participant as an Employee, to change the status of the Participant’s employment, or to change the Company’s policies regarding termination of employment.

8.3           Nature of Plan and Benefits.  Participants and any other person who may have rights hereunder shall be mere unsecured general creditors of the Company with respect to a Severance Benefits due hereunder, and all amounts (other than fully insured benefits) shall be payable from the general assets of the Company.

8.4           Withholding of Taxes. The Company may withhold from any amount payable or benefit provided under this Plan such Federal, state, local, foreign and other taxes as are required to be withheld pursuant to any applicable law or regulation.

8.5           No Effect on Other Benefits.  Severance Benefits shall not be counted as compensation for purposes of determining benefits under other benefit plans, programs, policies and agreements, except to the extent expressly provided therein or herein.

8.6           Validity and Severability. The invalidity or unenforceability of any provision of the Plan shall not affect the validity or enforceability of any other provision of the Plan, which shall remain in full force and effect, and any prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

8.7           Successors.  This Plan shall bind any successor of or to the Company, its assets or its businesses (whether direct or indirect, by purchase, merger, consolidation or otherwise), in the same manner and to the same extent that the Company would be obligated under this Plan if no succession had taken place.  In the case of any transaction in which a successor would not by the foregoing provision or by operation of law be bound by this Plan, the Company shall require such successor expressly and unconditionally to assume and agree to perform the Company’s obligations under this Plan, in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place. The term “Company,” as used in this Plan, shall mean the Company as hereinbefore defined and any successor or assignee to the business or assets which by reason hereof becomes bound by this Plan.

8.8           Assignment.  This Plan shall inure to the benefit of and shall be enforceable by a Participant’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.  If a Participant should die while any amount is still payable to the Participant under this Plan had the Participant continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Plan to the Participant’s estate.  A Participant’s rights under this Plan shall not otherwise be transferable or subject to lien or attachment.

8.9           Enforcement.  This Plan is intended to constitute an enforceable contract between the Company and each Participant subject to the terms hereof.

8.10         Governing Law. To the extent non preempted by ERISA, the validity, interpretation, construction and performance of the Plan shall in all respects be governed by the laws of Delaware, without reference to principles of conflict of law.

8.11         Arbitration.  Any dispute or controversy arising under or in connection with this Plan that cannot be mutually resolved by the Company and a Participant and their respective advisors and representatives shall be settled exclusively by arbitration in Atlanta, Georgia in accordance with the rules of the American Arbitration Association before one arbitrator of exemplary qualifications and stature, who shall be selected jointly by an individual to be designated by the Company and an individual to be selected by the Participant, or if such two individuals cannot agree on the selection of the arbitrator, who shall be selected by the American Arbitration Association.  The Company shall reimburse the Participant’s reasonable legal fees if he prevails on a material issue in arbitration.

8.12         Section 409A Savings Clause.  Notwithstanding anything in the Plan to the contrary, to the extent that any amount or benefit that would constitute “deferred compensation” for purposes of Section 409A of the Code would otherwise be payable or distributable under the Plan by reason a Participant’s termination of employment, such amount or benefit will not be payable or distributable to the Participant unless (i) such termination of employment meets the description or definition of “separation from service” in Section 409A of the Code and applicable proposed or final regulations, or (ii) the payment or distribution of such amount or benefit would be exempt from the application of Section 409A of the Code by reason of the short-term deferral exemption or otherwise.

EXHIBIT A

Mirant Corporation  Change in Control Severance Plan

Tier I Employee Participants:

All Corporate Executive Officers at Senior Vice President level and above

Tier II Employee Participants:

All elected Corporate Vice Presidents

Tier III Employee Participants:

Corporate  Directors and above with salaries above $175, 000. This would also include positions with the following titles — which are considered equivalent to Corporate Directors: Regional VP, Associate General Counsel, certain executives at international business units.

EXHIBIT B

Form of Release

This Release is granted effective as of the         day of        , 20   , by                       (“Employee”) in favor of Mirant Corporation (the “Company”).  This is the Release referred to that certain Change in Control Severance Plan adopted by the Company effective as of             , 2006 (the “Plan”).  Employee gives this Release in consideration of the Company’s promises and covenants as recited in the Severance Plan, with respect to which this Release is an integral part.

1.             Release of the Company.  Employee, for himself, his successors, assigns, attorneys, and all those entitled to assert his rights, now and forever hereby releases and discharges the Company and its respective officers, directors, stockholders, trustees, employees, agents, parent corporations, subsidiaries, affiliates, estates, successors, assigns and attorneys (“the Released Parties”), from any and all claims, actions, causes of action, sums of money due, suits, debts, liens, covenants, contracts, obligations, costs, expenses, damages, judgments, agreements, promises, demands, claims for attorney’s fees and costs, or liabilities whatsoever, in law or in equity, which Employee ever had or now has against the Released Parties, including, without limitation, any claims arising by reason of or in any way connected with any employment relationship which existed between the Company or any of its parents, subsidiaries, affiliates, or predecessors, and Employee.  It is understood and agreed that this Release is intended to cover all actions, causes of action, claims or demands for any damage, loss or injury, whether known or unknown, of any nature whatsoever, including those which may be traced either directly or indirectly to the aforesaid employment relationship, or the termination of that relationship, that Employee has, had or purports to have, from the beginning of time to the date of this Release, and including but not limited to claims for employment discrimination under federal or state law, except as provided in Paragraph 2; claims arising under the Age Discrimination in Employment Act, 29 U.S.C. § 621, et seq., Title VII of the Civil Rights Act, 42 U.S.C. § 2000(e), et seq. or the Americans With Disabilities Act, 42 U.S.C. § 12101 et seq.; claims for statutory or common law wrongful discharge, claims arising under the Fair Labor Standards Act, 29 U.S.C. § 201 et seq.; claims for attorney’s fees, expenses and costs; claims for defamation; claims for emotional distress; claims for wages or vacation pay; claims for benefits or that in any way relate to the design or administration of any employee benefit program, including any claims arising under the Employee Retirement Income Security Act, 29 U.S.C. § 1001, et seq.; and claims under any other applicable federal, state or local laws or legal concepts; provided, however, that nothing herein shall release the Company of any indemnification obligations to Employee under the Company’s bylaws, certificate of incorporation, Delaware law or otherwise.

2.             Release of Claims Under Age Discrimination in Employment Act.  Without limiting the generality of the foregoing, Employee agrees that by executing this Release, he has released and waived any and all claims he has or may have as of the date of this Release for age discrimination under the Age Discrimination in Employment Act,

29 U.S.C. § 621, et seq.  Employee acknowledges and agrees that he has been, and hereby is, advised by the Company to consult with an attorney prior to executing this Release.  Employee further acknowledges and agrees that the Company has offered Employee the opportunity, before executing this Release, to consider this Release for a period of twenty-one (21) calendar days; and that the consideration he receives for this Release is in addition to amounts to which he was already entitled.  It is further understood that this Release is not effective until seven (7) calendar days after the execution of this Release and that Employee may revoke this Release within seven (7) calendar days from the date of execution hereof.

3.                Confidential Information.  From and after the Termination Date (as defined in the Severance Plan), Employee agrees that he shall not, without the prior written consent of the Company or as may otherwise be required by law or legal process, communicate or divulge any secret or confidential information, knowledge or data relating to the Company or any of its affiliated companies, and their respective businesses, which shall have been obtained by Employee during Employee’s employment by the Company or any of its affiliated companies, to anyone other than the Company and those designated by it.  It is understood, however, that the obligations of this Paragraph 3 shall not apply to the extent that the aforesaid matters (i) are disclosed in circumstances where Employee is legally required to do so or (ii) become generally known to and available for use by the public other than by acts by Employee or representatives of Employee in violation of the Severance Plan or this Release.

4.                Non-Admission.  It is understood and agreed by Employee that the payment made to him is not to be construed as an admission of any liability whatsoever on the part of the Company or any of the other Releasees, by whom liability is expressly denied.

5.             Acknowledgement and Revocation Period.  Employee agrees that he has carefully read this Release and is signing it voluntarily.  Employee acknowledges that he has had twenty one (21) days from receipt of this Release to review it prior to signing or that, if Employee is signing this Release prior to the expiration of such 21-day period, Employee is waiving his right to review the Release for such full 21-day period prior to signing it.  Employee has the right to revoke this release within seven (7) days following the date of its execution by him.  In order to revoke this Release, Employee must deliver notice of the revocation in writing to Company’s General Counsel before the expiration of the seven (7) day period.  However, if Employee revokes this Release within such seven (7) day period, no severance benefit will be payable to him under the Severance Plan and he shall return to the Company any such payment received prior to that date.

6.             No Revocation After Seven Days.  Employee acknowledges and agrees that this Release may not be revoked at any time after the expiration of the seven (7) day revocation period and that he/she will not institute any suit, action, or proceeding, whether at law or equity, challenging the enforceability of this Release.  Employee further acknowledges and agrees that, with the exception of an action to challenge the waiver of claims under the ADEA, Employee shall not ever attempt to challenge the terms of this Release, attempt to obtain an order declaring this Release to be null and void, or institute litigation against the Company or any other Releasee based upon a claim that is covered by the terms of the release contained herein, without first repaying all monies paid to him/her under Article 4 of the Severance Plan.  Furthermore, with the exception of an action to challenge his waiver of claims under the ADEA, if Employee does not prevail in an action to challenge this Release, to obtain an order declaring this Release to be null and void, or in any action against the Company or any other Releasee based upon a claim that is covered by the release set forth herein, Employee shall pay to the Company and/or the appropriate Releasee all their costs and attorneys’ fees incurred in their defense of Employee’s action.

7.            Governing Law and Severability.  This Release and the rights and obligations of the parties hereto shall be governed and construed in accordance with the laws of the State of Delaware.  If any provision hereof is unenforceable or is held to be unenforceable, such provision shall be fully severable, and this document and its terms shall be construed and enforced as if such unenforceable provision had never comprised a part hereof, the remaining provisions hereof shall remain in full force and effect, and the court or tribunal construing the provisions shall add as a part hereof a provision as similar in terms and effect to such unenforceable provision as may be enforceable, in lieu of the unenforceable provision.

This document contains all terms of the Release and supersedes and invalidates any previous agreements or contracts.  No representations, inducements, promises or agreements, oral or otherwise, which are not embodied herein shall be of any force or effect.

EMPLOYEE HAS CAREFULLY READ THIS RELEASE AND ACKNOWLEDGES THAT IT CONSTITUTES A GENERAL RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS AGAINST THE COMPANY UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT.  EXECUTIVE ACKNOWLEDGES THAT HE HAS HAD A FULL OPPORTUNITY TO CONSULT WITH AN ATTORNEY OR OTHER ADVISOR OF HIS CHOOSING CONCERNING HIS EXECUTION OF THIS RELEASE AND THAT HE IS SIGNING THIS RELEASE VOLUNTARILY AND WITH THE FULL INTENT OF RELEASING THE COMPANY FROM ALL SUCH CLAIMS.

IN WITNESS WHEREOF, the undersigned acknowledges that he has read these three pages and he sets his hand and seal this        day of                     , 20     .

EMPLOYEE:

Sworn to and subscribed before me this day of , 20 .

Notary Public

My Commission Expires:

Approved by Mirant Compensation Committee May 8th